Exhibit 99.1

RLH SECURES NON-BINDING SALE AGREEMENTS FOR THREE HOTELS

Enters Agreements to Sell Hotels in Atlanta, Salt Lake City and Washington D.C.

- Increases Range of Net Proceeds to RLHC to $35 to $45 Million -

DENVER (September 3, 2019) — RLH Corporation (NYSE:RLH) announced that it has entered into non-binding sale agreements for its Red Lion Hotel Atlanta Airport, Hotel RL Washington D.C. and Hotel RL in Salt Lake City for an aggregate $64 million in gross proceeds. The transactions, which are subject to due diligence, financing contingencies and customary closing conditions, are expected to close by year-end. The sales are part of the Company’s ongoing hotel asset disposition program.

Each of these properties are held in joint ventures, of which the Company owns 55%. Net proceeds to the Company will be used to repay property level and corporate level debt. The Red Lion Hotel Atlanta will not be retaining the Red Lion flag. It is anticipated that the Hotel RL Washington D.C. and the Hotel RL Salt Lake City will retain their Red Lion flag during a transition period, to be determined, as the new property owners pursue a change in use. In addition to these three agreements, the Company is continuing its process to secure the sale of the Red Lion Hotel Anaheim.

Greg Mount, Chief Executive Officer commented on the transactions, “We’re pleased to announce the impending sale of three of our joint venture properties, including Salt Lake City which is not currently being formally marketed. These transactions are a continuation of our real estate marketing and disposition program as we focus on our franchise and branding strategy. We are encouraged by the renewed interest in our remaining owned hotels and will continue to work to successfully close on those assets in a manner that maximizes their value.”

The Company is increasing its previously communicated expectation for net sales proceeds to $35 to $45 million from $30 to $40 million. The net proceeds range reflects RLH’s portion of the funds received upon completion of the sales for all of its owned hotels. While the Company is diligently pursuing the sales of its owned hotel assets, it can make no guarantees that the transactions will close.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no intent or obligation to publicly update or revise any forward-looking statements.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com